Exhibit 10.3

UNIT DESIGNATION – SERIES A PREFERRED UNITS

OF

LINEAGE OP, LP

Effective Date: [____], 2024 (the “Effective Date”)

This Unit Designation – Series A Preferred Units (this “Series A Unit Designation”) of 12.0% Series A Preferred Units (the “Series A Preferred Units”) is made as of [____], 2024 by Lineage, Inc., a Maryland corporation, as the general partner (the “General Partner”) of Lineage OP, LP, a Maryland limited partnership (the “Partnership”), pursuant to the Agreement of Limited Partnership of the Partnership dated as of [____], 2024 (as amended through the date hereof, the “Partnership Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Partnership Agreement.

1.1 Designation and Number. In addition to the Partnership Common Units, a series of Partnership Preferred Units in the Partnership designated as the “12.0% Series A Preferred Units,” having the rights, preferences, powers and limitations described in this Series A Unit Designation is hereby established. The number of Series A Preferred Units shall be Six Hundred and Thirty (630). The Series A Preferred Units shall be uncertificated.

1.2 Rank. The Series A Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Partnership, rank senior to the Partnership Common Units and Legacy Units of the Partnership and to all other Partnership Interests and equity securities issued by the Partnership (together with the Partnership Common Units and the Legacy Units, the “Junior Securities”). The terms “partnership interests” and “equity securities” shall not include convertible debt securities.

1.3 Distributions.

1.3.1 Each Holder of the then outstanding Series A Preferred Units shall be entitled to receive, when and as provided in this Series A Unit Designation, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 12.0% per annum of the total of $1,000.00 per Series A Preferred Unit plus all accumulated and unpaid distributions thereon. Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Unit is issued, such issue date to be contemporaneous with the receipt by the Partnership of subscription funds for the Series A Preferred Units (the “Original Issue Date”), and shall be payable annually in arrears on or before June 30 of each year (each, a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Distribution Payment Date. Any distribution payable on the Series A Preferred Units for any partial Distribution Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “Distribution Period” shall mean, with respect to the first Distribution Period, the period from and including the Original Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent Distribution Period, the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Board of Directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Any accrued and unpaid distribution, whether or not in arrears, may be authorized and paid at any time to holders of record on the Distribution Record Date determined pursuant to the preceding sentence. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.

1.3.2 No distributions on Series A Preferred Units shall be declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any written agreement between the Partnership and any party that is not an “affiliate” of the Partnership, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Section 1.3.2, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Partnership.

1.3.3 Notwithstanding the foregoing, distributions on the Series A Preferred Units shall accrue whether or not the terms and provisions set forth in Section 1.3.2 of this Series A Unit Designation at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Furthermore, distributions shall be paid when due in all events to the fullest extent permitted by law. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

1.3.4 Unless full cumulative distributions on all outstanding Series A Preferred Units, accrued through and including the last Distribution Payment Date, if any, occurring on or before payment of a distribution on Junior Securities, have been or contemporaneously are either declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, (i) no distribution (other than in units of Junior Securities) shall be paid or declared and set aside for payment upon any Junior Securities, (ii) no other distribution shall be made upon any Junior Securities, and (iii) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except by conversion into or exchange for other units of Junior Securities and except for transfers, redemptions or purchases made pursuant to the provisions of Section 15.16 of the Partnership Agreement).

1.3.5 When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Units, all distributions upon the Series A Preferred Units shall be declared and paid pro rata based on the number of Series A Preferred Units then outstanding.

1.3.6 Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable. Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Units as described in this Series A Unit Designation.

1.4 Liquidation Preference.

1.4.1 Subject to Section 1.4.5 below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (each a “Liquidation Event”), the Holders of Series A Preferred Units then outstanding are entitled to be paid, out of the assets of the Partnership legally available for distribution to its Partners, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per Series A Preferred Unit and (ii) all accrued and unpaid distributions thereon through and including the date of payment, before any distribution of assets is made to Holders of any Junior Securities.

1.4.2 If upon any Liquidation Event the available assets of the Partnership are insufficient to pay the full amount of the Liquidation Preference on all outstanding Series A Preferred Units, then the Holders of the Series A Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

1.4.3 After payment of the full amount of the Liquidation Preference to which they are entitled, the Holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership, the Series A Preferred Units shall no longer be deemed outstanding Partnership Units or Series A Preferred Units of the Partnership and all rights of the Holders of such Series A Preferred Units will terminate without any further action.

1.4.4 The consolidation or merger of the Partnership with or into any other business enterprise or of any other business enterprise with or into the Partnership, the sale, lease or conveyance of all or substantially all of the assets or business of the Partnership, shall not be deemed to constitute a Liquidation Event.

1.4.5 In the event the General Partner elects to set apart the Liquidation Preference for payment, the Series A Preferred Units shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Partnership making its final liquidating distribution on the Partnership Common Units and Legacy Units.

1.5 Voting Rights. Holders of Series A Preferred Units will not have any voting rights.

1.6 Conversion. The Series A Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

1.7 Restrictions on Transfers. A Series A Preferred Unit shall not be transferable except in accordance with Section 11.2 of Article 11 of the Partnership Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Series A Unit Designation as of the Effective Date.

GENERAL PARTNER:

LINEAGE, INC.,
a Maryland corporation

By:
Name:
Its:

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